EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-131904, 333-140878, 333-149496, 333-157512 and 333-165264 on Form S-8 of our reports dated March 15, 2010, relating to the consolidated financial statements of Global Cash Access Holdings, Inc. and subsidiaries and the effectiveness of Global Cash Access Holdings, Inc.’s internal control over financial reporting appearing in this Annual Report on Form 10-K of Global Cash Access Holdings, Inc. and subsidiaries for the year ended December 31, 2009.
/s/ DELOITTE & TOUCHE LLP
Las Vegas, Nevada
March 15, 2010